November 12, 2009
Mr. David Robinson
TechniScan Medical Systems, Inc.
3216 South Highland Drive, Suite 200
Salt Lake City, Utah Re:	84106 Manufacturing Letter of Intent

Dear Dave:

Esaote S.p.A. (“Esaote”) is pleased to provide you with this indications of terms (“Letter of Intent”) for a production and supply agreement with TechniScan Medical Systems, Inc. (“TechniScan”) concerning the manufacturing of the TechniScan’s SVARA device (f/k/a whole breast ultrasound device) (the “Product”).

1. Intent. Except as provided in Section 6 hereof, this Letter is a non-binding expression of intent and any obligations of Esaote and TechniScan hereunder are contingent upon the negotiation, execution and delivery of a definitive agreement satisfactory to both Esaote and TechniScan for the production and supply of the Product and related matters (“Agreement”). It is the expectation of the parties that they will cooperate in the further development of the Product pursuant to the OEM Supplement dated November 10, 2009 (the “OEM Supplement”) and Esaote and TechniScan will jointly evaluate the option for Esaote to become TechniScan’s primary and/or exclusive manufacturer of the Product. Esaote expects this evaluation to occur between April and September 2010. Following a decision by Esaote that it wishes to become the manufacturer of the Product, and agreement of TechniScan, the Agreement will be prepared by Esaote’s counsel and will contain provisions which are normal in this type of transaction, including but not limited to, the following:

a. Pre-Production Expenses of Esaote. Esaote shall produce the Product according to the specifications provided by TechniScan. TechniScan recognizes that Esaote will be required to make an investment in tooling and equipment, as well as staff time, prior to the agreement, to produce the Product and may incur other expenses in connection with its evaluation of whether it will manufacture the Product and other issues related to the Product. Accordingly, TechniScan will reimburse Esaote’s expenses incurred in the evaluation and/or preparation for the manufacture of the Products if, for any reason, the parties do no execute the Agreement on or before October 1, 2010. The reimbursement due Esaote shall include personnel and out-of-pocket expenses in a manner consistent with the OEM Supplement; provided that Esaote provides to TechniScan any tooling and equipment that was developed or purchased by Esaote in connection therewith. If the Agreement is executed on or before October 1, 2010 or before the reimbursement is paid due to any extension of the terms contained in this Letter of Intent, then Esaote shall be reimbursed only for these costs to the extent provided in the Agreement.

b. Techniscan sales in the United States. It is expected that Esaote will transfer the manufactured Products to Techniscan at a “transfer price” based on the transfer price calculation in the current Distribution Agreement between the parties dated February 11, 2008 (the “Distribution Agreement”) which is estimated at a 40% gross margin. Esaote and TechniScan shall agree upon a “base cost” for the system for the calculation of the 40% gross margin. Under the Agreement, Esaote would be expected to work to reduce the base cost with worldwide sourcing, effective quantity buying, and use of their source selection and qualification and should receive a higher margin percentage of any cost benefit that results.

c. Esaote sales in Europe. It is expected that the Distribution Agreement will be amended to enable Esaote to market the Product under its own brand and to provide that Esaote will pay a license fee to Techniscan calculated as a percentage of Esaote’s revenue in Europe rather than to pay determined transfer price provided in the distribution Agreement.

d. Further Development of the Product. It is expected that TechniScan shall work to increase the effectiveness and value of the system and shall receive a higher license percentage for any increase in sales price benefit that result from such efforts.

2. Timing. It is not expected that the Agreement will not be negotiated until June 2010 or later and only following Esaote’s final determination that it wishes to manufacture the Product as described in Section 1 hereof.

3. Exclusivity. For the period from the date of this letter until the earlier to occur of (i) termination of the Letter of Intent in accordance with Section 5 or (ii) the date on which the Agreement is executed, TechniScan will, not directly or indirectly, encourage, facilitate, solicit, discuss, initiate, or participate in discussions or negotiations with, or encourage or respond to any inquiries, proposals, bids, or indications of interest by any person or group other than Esaote or Esaote’s representatives, employees, agents concerning the transactions proposed herein under which Esaote will manufacture the Product.

4. Expenses. Except as otherwise provided herein in Section 1(a) hereof, the parties hereto will bear their respective expenses in connection with preparing for and consummating the transaction contemplated by this Letter of Intent, and in conducting any due diligence investigation contemplated hereunder.

5. Termination. Either party may terminate this Letter of Intent at any time after the Effective Date or thereafter upon thirty (30) business days written notice to the other party.

6. Not a Binding Contract. This Letter of Intent does not constitute a binding contract between the parties hereto and is intended only as an expression of their intent with respect to working together to negotiate the Agreement. However, the provisions contained in Section 1(a), Section 3, Section 6 and Section 7 will be binding on the parties hereto.

7. Confidentiality.

(a) The terms and existence of this Letter of Intent will remain confidential, and neither Esaote, TechniScan, nor any of their respective affiliates or representatives will disclose to any third party that Esaote and TechniScan are involved in discussions or negotiations regarding a proposed transaction, without the prior written consent of the other, unless required, in the opinion of legal counsel, to be disclosed by law, in which case the parties will discuss the terms of such disclosure prior to its release. Notwithstanding the foregoing, Esaote may discuss the proposed transaction with its shareholders, directors and existing employees of the business. TechniScan may discuss the proposed transaction with shareholders, directors and existing employees of the business as well as with parties engaged in due diligence of the Company for the purpose of continuing financing. In all cases Esaote shall be referenced with questions being referred to Dr. Luigi Satragno for any required clarification.

(b) Each of Esaote and TechniScan agrees to retain in confidence all confidential information relating to and provided by Esaote, on the one hand, and TechniScan, on the other hand, and will not, directly or indirectly, use or disclose to others (other than its attorneys, accountants, or others in a confidential relationship with it) or intentionally permit the use or disclosure of any such confidential information for any purpose not related to the transaction contemplated by this Letter of Intent. In the event the proposed transaction is not consummated, each such party agrees to return upon request to the other party all documents containing confidential information relating to and provided by the other party, and agrees to so return or certify destruction of all copies of any such documents and all notes, memoranda or other documents containing or reflecting any such confidential information.

(c) For the purposes of this Letter of Intent and the Agreement, confidential shall not include any information that:

i) Was or becomes generally known to the public by means other than a breach by the acquiring party of a contractual, legal, or fiduciary duty of confidentiality owed to the disclosing party, its affiliates, its subcontractors, or any of their representatives;

ii) Is in the lawful possession of the acquiring party prior to acquisition as a result of this Letter of Intent or the Agreement;

iii) Was or becomes available to the acquiring party on a nonconfidential basis from a third person that is not bound by any contractual, legal, or fiduciary duty of confidentiality to the disclosing party, its affiliates, or the representatives of the disclosing party or its affiliates; or

iv) Is developed entirely by representatives of the acquiring party who have no access to the disclosing party’s confidential information.

8. Notices. All notices authorized or required hereunder will be given by registered or certified mail, return receipt requested and postage prepaid, or by hand delivery, in each case, addressed to the party to whom the notice is given as follows:

Mr. David Robinson
TechniScan Medical Systems, Inc.
3216 South Highland Drive, Suite 200
Salt Lake City, Utah 84106

Dr. Luigi Satragno
Esaote S.p.A.
Via A. Siffredi, 58
1153 Genova, Italy

9. Governing Law and Venue. This Agreement shall be construed under and governed by the laws of the State of New York, U.S.A. The Parties agree that the proper venue for any legal proceeding between them shall be: (i) if the proceeding is initiated by TechniScan: Genoa, Italy; and (ii) if the proceeding is initiated by Esaote: Salt Lake City, Utah U.S.A. The Parties hereto do hereby waive any right to object to the venue of any such proceeding.

10. Expiration. This Letter of Intent will terminate on November 30, 2009, if not agreed to and accepted by TechniScan. If the foregoing is acceptable, please indicate the same by executing and returning the enclosed counterpart of this Letter of Intent. If you have any questions or comments, please feel free to contact me.

Regards,

/s/ Fabrizio Landi

Esaote S.p.A

Fabrizio Landi

Approved:
TechniScan Medical Systems, Inc.:
By:	/s/ David C. Robinson

Title:	President and CEO

Date:	November 12, 2009